UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 5, 2007 (June 1, 2007)

Chemtura Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-15339 (Commission file number)	52-2183153 (IRS employer identification number)

199 Benson Road, Middlebury, Connecticut (Address of principal executive offices)		06749 (Zip Code)

(203) 573-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chemtura Corporation entered into a Separation Agreement and General Release, dated as of April 1, 2007, with Mr. Marcus Meadows-Smith, formerly Executive Vice President Plastic Additives and Crop Protection (the "Meadows-Smith Agreement"). The Meadows-Smith Agreement provides for severance payments and benefits to be paid to Mr. Meadows-Smith as follows: separation payment equal to 52 weeks base pay of approximately $425,000 with an additional payment of up to 26 weeks of base salary or $212,500 in the event that Mr. Meadows-Smith is not employed (or engaged in self-employment) within 18 months following his separation from the Company; enhanced vesting provisions of previously granted stock options and restricted stock; and certain other benefits including accrued vacation pay, outplacement services, relocation and travel expenses; financial planning and tax assistance; Company-provided automobile; and the ability of Mr. Meadows-Smith and his eligible dependents to participate in Company plans providing medical, dental, vision, life and disability insurance benefits. Mr. Meadows-Smith shall not be entitled to a bonus for calendar year 2007. Under the Meadows-Smith Agreement, for a period of one (1) year Mr. Meadows-Smith is prohibited from engaging in a business which competes with the Company and from soliciting the Company's employees, customers and others with a business relationship with the Company. Mr. Meadows-Smiths’ participation in the Company's savings and supplemental savings plans and in an overseas pension plan terminated as of May 31, 2007, his date of separation. A copy of the Meadows-Smith Agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

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(d)	Exhibits

Exhibit Number	Exhibit Description

10.1	Separation Agreement and General Release dated as of April 1, 2007 by and between Marcus Meadows-Smith and Chemtura Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chemtura Corporation (Registrant)
By /s/ Barry J. Shainman Name: Barry J. Shainman Title: Vice President and Secretary

Date:	June 5, 2007

Exhibit Index

Exhibit Number	Exhibit Description

10.1	Separation Agreement and General Release dated as of April 1, 2007 by and between Marcus Meadows-Smith and Chemtura Corporation